Exhibit 99.1

Warner Chilcott Reports Operating Results for the Quarter and Year Ended December 31, 2012

Revenue Growth in Several Key Promoted Products and Lower SG&A Drive Strong Earnings

DUBLIN, Ireland, February 22, 2013 – Warner Chilcott plc (NASDAQ: WCRX) today announced its results for the quarter and year ended December 31, 2012.

Total revenue in the quarter ended December 31, 2012 was $612 million, a decrease of $34 million, or 5%, compared to the quarter ended December 31, 2011. For the quarter ended December 31, 2012, the decrease in revenues as compared to the prior year quarter was primarily driven by a decrease in ACTONEL revenues of $76 million, due in large part to the overall declines in the U.S. oral bisphosphonate market, as well as the continuing declines in ACTONEL net sales in Western Europe and Canada following the 2010 loss of exclusivity in both regions, and a decline in DORYX net sales of $27 million following the introduction of generic competition for our DORYX 150 mg product in early May 2012. The decrease was offset, in part, by net sales growth in certain promoted products, primarily ASACOL and LO LOESTRIN FE. Combined, net sales of these products increased $47 million, or 24%, compared to the prior year quarter.

We reported GAAP net income of $124 million, or $0.49 per diluted share, in the quarter ended December 31, 2012, compared with GAAP net income of $90 million, or $0.36 per diluted share, in the prior year quarter. Cash net income (or CNI, as defined below) for the quarter ended December 31, 2012 was $242 million, compared to $240 million in the prior year quarter. Adjusted CNI was $228 million in the quarter ended December 31, 2012, a decrease of $12 million, or 5%, compared to adjusted CNI of $240 million in the prior year quarter. In computing adjusted CNI for the quarter ended December 31, 2012, we excluded (i) $12 million of income tax benefits related to the reversal of reserves associated with our entry into two advance pricing agreements (the “APAs”) with the Internal Revenue Service (“IRS”) and (ii) $2 million, net of tax, of pension-related curtailment gains relating to the restructuring of certain of our Western European operations.

References in this press release to “cash net income” or “CNI” mean our GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude the impact, on an after-tax basis (as applicable), of the Western European restructuring, the repurposing of our Manati facility, a litigation-related charge, a gain relating to the reversal of a liability for contingent milestone payments and the income tax benefits related to the reversal of reserves associated with our entry into the APAs. Reconciliations from our reported results in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”) to CNI, adjusted CNI and adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) for all periods presented are included in the tables at the end of this press release.

Recent Events

New Product Approval

On February 5, 2013, we announced that the U.S. Food and Drug Administration (“FDA”) approved DELZICOL (mesalamine) 400 mg delayed-release capsules, our new mesalamine product indicated for the treatment of mildly to moderately active ulcerative colitis and for the maintenance of remission of ulcerative colitis. We anticipate that we will commercially launch DELZICOL in March 2013, and that DELZICOL will become the promotional priority for our gastroenterology sales force upon launch.

Advance Pricing Agreements

In December 2012, we signed two APAs with the IRS. The first APA specifies the agreed upon terms under which our U.S. entities are compensated for distribution and service transactions between our U.S. and non-U.S. entities for the calendar years 2011 through 2017. The second APA reflects our agreement with the IRS in respect of the transfer of certain intangible assets from one of our U.S. subsidiaries to our Puerto Rican subsidiary. The effects of the new APAs have been recorded in our financial statements for the quarter ended December 31, 2012, including $12 million of income tax benefits related to the reversal of reserves under Financial Accounting Standards Board Accounting Standards Codification Topic 740 “Income Taxes.”

New Dividend Policy

In August 2012, we announced a new dividend policy under which we expect to pay a total annual cash dividend to our ordinary shareholders of $0.50 per share in equal semi-annual installments of $0.25 per share (the “Dividend Policy”). On December 14, 2012, we paid our first semi-annual cash dividend under the Dividend Policy in the amount of $0.25 per share, or $62 million in the aggregate, to our shareholders. Any declaration by our Board of Directors to pay future cash dividends will depend on our earnings and financial condition and other relevant factors at such time.

2012 Special Dividend Transaction and Related Financing

On August 20, 2012, certain of our subsidiaries entered into an amendment to the credit agreement governing our senior secured credit facilities, pursuant to which the lenders thereunder provided additional term loans in an aggregate principal amount of $600 million (the “Additional Term Loan Facilities”), which, together with cash on hand, were used to fund the 2012 Special Dividend (as defined below) and to pay related fees and expenses. On September 10, 2012, we paid a special cash dividend of $4.00 per share, or $1,002 million in the aggregate (the “2012 Special Dividend”), to our shareholders.

Western European Restructuring and Repurposing of the Manati Facility

In April 2011, we announced a plan to restructure our operations in Belgium, the Netherlands, France, Germany, Italy, Spain, Switzerland and the United Kingdom. In connection with the restructuring, we moved to a wholesale distribution model in the affected jurisdictions to minimize operational costs going forward. The implementation of the restructuring plan impacted approximately 500 employees.

In the quarter ended December 31, 2012, we recorded pension-related curtailment gains of $3 million ($2 million, net of tax) relating to the Western European restructuring. These gains were included as components of restructuring (income)/costs in our condensed consolidated statement of operations. In the quarter ended December 31, 2011, no restructuring costs were recorded. In April 2011, we also announced a plan, completed in the year ended December 31, 2011, to repurpose our Manati manufacturing facility, which resulted in $31 million ($31 million, net of tax) of expenses in the year ended December 31, 2011. These expenses were included as a component of cost of sales in our condensed consolidated statement of operations. In computing adjusted CNI, we add back to CNI the after tax impact of these restructuring and repurposing costs. We do not expect to record any material expenses relating to the Western European restructuring in future periods.

Revenue

Total revenue in the quarter ended December 31, 2012 was $612 million, a decrease of $34 million, or 5%, compared to the quarter ended December 31, 2011. For the quarter ended December 31, 2012, the decrease in revenues as compared to the prior year quarter was primarily driven by a decrease in ACTONEL revenues of $76 million, due in large part to the overall declines in the U.S. oral bisphosphonate market, as well as the continuing declines in ACTONEL net sales in Western Europe and Canada following the 2010 loss of exclusivity in both regions, and a decline in DORYX net sales of $27 million following the introduction of generic competition for our DORYX 150 mg product in early May 2012. The decrease was offset, in part, by net sales growth in certain promoted products, primarily ASACOL and LO LOESTRIN FE. Combined, net sales of these products increased $47 million, or 24%, compared to the prior year quarter.

Total ACTONEL revenues were $104 million in the quarter ended December 31, 2012, a decrease of $76 million, or 42%, compared to the prior year quarter. Total ACTONEL revenues were comprised of the following components:

	Quarter Ended
	December 31,		Increase (decrease)
(dollars in millions)	2012	2011	Dollars	Percent
United States	$65	$108	$(43)	(40)%
Non - U.S.	26	54	(28)	(52)%

Total net sales	91	162	(71)	(44)%

Other revenue	13	18	(5)	(28)%

Total ACTONEL revenues	$104	$180	$(76)	(42)%

In the United States, ACTONEL net sales decreased $43 million, or 40%, in the quarter ended December 31, 2012, compared to the prior year quarter, primarily due to a decrease in filled prescriptions of 33%, a contraction of pipeline inventories and an increase in sales-related deductions, offset, in part, by higher average selling prices. In the United States, ACTONEL filled prescriptions continue to decline primarily due to declines in filled prescriptions within the overall U.S. oral bisphosphonate market. The declines in ACTONEL net sales outside the United States were due to the continued declines in ACTONEL net sales in Western Europe and Canada following the 2010 loss of exclusivity in both regions. We expect to continue to experience significant declines in total ACTONEL revenues in future periods. ATELVIA, which we began to promote in the United States in early 2011 and in Canada in early 2012, generated net sales of $21 million and $13 million in the quarters ended December 31, 2012 and 2011, respectively. ATELVIA net sales in the United States were $16 million and $13 million in the quarters ended December 31, 2012 and 2011, respectively. The increase in ATELVIA net sales in the United States primarily relates to an increase in filled prescriptions of 16% as compared to the prior year quarter.

Net sales of our oral contraceptive products increased $39 million, or 40%, in the quarter ended December 31, 2012, compared with the prior year quarter. LOESTRIN 24 FE net sales were $89 million in the quarter ended December 31, 2012, an increase of 25%, compared with $71 million in the prior year quarter. The increase in LOESTRIN 24 FE net sales in the quarter ended December 31, 2012 as compared to the prior year quarter was primarily due to a decrease in sales-related deductions, an expansion in pipeline inventories and higher average selling prices relative to the prior year quarter, offset, in part, by a decrease in filled prescriptions of 18%, primarily as a result of our shift in promotional focus to LO LOESTRIN FE beginning in early 2011. LO LOESTRIN FE, which we began to promote in the United States in early 2011 and is currently the primary promotional focus of our women’s healthcare sales force efforts, generated net sales of $42 million and $21 million in the quarters ended December 31, 2012 and 2011, respectively, an increase of 100%. The increase in LO LOESTRIN FE net sales primarily relates to an increase in filled prescriptions of 84% and higher average selling prices as compared to the prior year quarter.

Net sales of ESTRACE Cream in the quarter ended December 31, 2012 were $51 million, an increase of $9 million, or 21%, compared to the prior year quarter. The increase was primarily due to an increase in filled prescriptions of 10%, higher average selling prices and a decrease in sales-related deductions, offset, in part, by a contraction in pipeline inventories relative to the prior year quarter.

Net sales of ASACOL were $204 million in the quarter ended December 31, 2012, an increase of $26 million, or 15%, compared with $178 million in the prior year quarter. ASACOL net sales in the United States totaled $185 million and $160 million in the quarters ended December 31, 2012 and 2011, respectively, representing an increase of $25 million, or 16%, in the quarter ended December 31, 2012 as compared to the prior year quarter. The increase in ASACOL net sales in the United States was primarily due to higher average selling prices, a decrease in sales-related deductions and an expansion of pipeline inventories, offset, in part, by a decrease in filled prescriptions of 2% based on IMS Health, Inc. (“IMS”) estimates, relative to the prior year quarter.

Net sales of ENABLEX in the quarter ended December 31, 2012 were $40 million, a decrease of $1 million, or 2%, compared to the prior year quarter. ENABLEX net sales in the quarter ended December 31, 2012 were impacted by a decrease in filled prescriptions of 20% relative to the prior year quarter, offset primarily by a decrease in sales-related deductions. We expect the decline in ENABLEX net sales to increase in 2013 due in part to the focus of our urology sales force on ESTRACE Cream.

Net sales of DORYX in the quarter ended December 31, 2012 were $19 million, a decrease of $27 million, or 59%, compared to the prior year quarter. The decrease in DORYX net sales in the quarter ended December 31, 2012 relative to the prior year quarter was due primarily to the introduction of generic competition for our DORYX 150 mg product in early May 2012, as well as a contraction in pipeline inventories and an increase in sales-related deductions, offset, in part, by higher average selling prices relative to the prior year quarter.

Cost of Sales (Excluding Amortization and Impairment of Intangible Assets)

Cost of sales (excluding amortization and impairment of intangible assets) in the quarter ended December 31, 2012 was $90 million, an increase of $14 million, or 18%, compared with the prior year quarter. Our cost of sales as a percentage of product net sales increased in the quarter ended December 31, 2012 relative to the prior year quarter from 12% to 15% due to higher inventory obsolescence charges and other costs of production increases in the quarter ended December 31, 2012 as compared to the prior year quarter, including as a result of changes in product mix.

Selling, General and Administrative (“SG&A”) Expenses

SG&A expenses for the quarter ended December 31, 2012 were $191 million, a decrease of $16 million, or 8%, compared with $207 million in the prior year quarter. Advertising and promotion (“A&P”) expenses for the quarter ended December 31, 2012 relative to the prior year quarter decreased $10 million, or 32%. Selling and distribution expenses for the quarter ended December 31, 2012 decreased $27 million, or 22%, compared to the prior year quarter. A&P and selling and distribution expenses decreased in the quarter ended December 31, 2012 relative to the prior year quarter primarily due to a reduction in the size of our U.S. field sales forces, which resulted in decreased promotion expense and U.S. personnel costs, as well as a reduction in expenses resulting from operating savings realized as a result of the Western European restructuring. General, administrative and other (“G&A”) expenses in the quarter ended December 31, 2012 increased $21 million, or 38%, as compared to the prior year quarter. This increase relative to the prior year quarter was due, in part, to an increase in professional and legal fees, as well as foreign currency losses of $2 million recorded in the quarter ended December 31, 2012 as compared to foreign currency gains of $2 million in the prior year quarter.

Research and Development (“R&D”)

Our investment in R&D for the quarter ended December 31, 2012 was $30 million, an increase of $4 million, or 15%, as compared to the prior year quarter due to an increase in project spending. Our R&D expenses consist of our internal development costs, fees paid to contract development groups, regulatory fees and license and milestone fees paid to third parties. R&D expenditures are subject to fluctuation due to the stage and timing of our R&D projects.

Amortization and Impairment of Intangible Assets

Amortization of intangible assets in the quarters ended December 31, 2012 and 2011 was $122 million and $153 million, respectively. Our amortization methodology is calculated on either an economic benefit model or on a straight-line basis to match the expected useful life of the asset, with identifiable assets assessed individually or by product family. The economic benefit model is based on expected future cash flows and typically results in accelerated amortization for most of our products. We continuously review the remaining useful lives of our identified intangible assets based on each product family’s estimated future cash flows. In the event that we do not achieve the expected cash flows from any of our products or lose market exclusivity for any of our products as a result of the expiration of a patent, the expiration of FDA exclusivity or the launch of a competing generic product, we may accelerate amortization or record an impairment charge, which may be material, and write-down the value of the related intangible asset. We expect our 2013 amortization expense to decline compared to 2012 as most of our intangible assets are amortized on an accelerated basis.

Net Interest Expense

Net interest expense of $57 million for the quarter ended December 31, 2012 was flat as compared to the prior year quarter as our weighted average outstanding indebtedness was relatively consistent period-over-period due to our aggregate optional prepayments and repayments of debt over the course of 2012 being offset by the borrowing of our Additional Term Loan Facilities in August 2012.

Net Income, Cash Net Income and Adjusted Cash Net Income

For the quarter ended December 31, 2012, we reported GAAP net income of $124 million, or $0.49 per diluted share, CNI of $242 million, and adjusted CNI of $228 million, or $0.91 per diluted share. Our earnings and adjusted CNI per share calculations for the quarter are based on 250.8 million diluted ordinary shares outstanding. In calculating CNI, we add back the after-tax impact of the amortization (including impairments, if any) of intangible assets and the amortization (including write-offs, if any) of deferred loan costs related to our debt. These items are tax-effected at the estimated marginal rates attributable to them. In the quarter ended December 31, 2012, the marginal tax rate associated with the amortization of intangible assets was 5% and the marginal tax rate for the amortization (including write-offs) of deferred loan costs was 13%. In calculating adjusted CNI in the quarter ended December 31, 2012, we excluded the $12 million of income tax benefits relating to the reversal of reserves associated with our entry into the APAs and the $2 million after-tax impact of pension-related curtailment gains relating to the Western European restructuring.

Liquidity, Balance Sheet and Cash Flows

As of December 31, 2012, our cash on hand was $474 million and our total outstanding debt was $3,975 million, which consisted of $2,718 million of term loan borrowings under our senior secured credit facilities, $1,250 million aggregate principal amount of 7.75% senior notes due 2018 (the “7.75% Notes”), and $7 million of unamortized premium related to the 7.75% Notes. We generated $349 million of cash from operating activities in the quarter ended December 31, 2012, compared with $394 million of cash from operating activities in the prior year quarter, a decrease of $45 million, due primarily to the timing of movements in working capital.

Additional Information Related to Net Sales

Period-over-period changes in the net sales of our products are a function of a number of factors, including changes in market demand, gross selling prices, sales-related deductions from gross sales to arrive at net sales and the levels of pipeline inventories of our products held by our direct and indirect customers. In addition, the launch of new products, the loss of exclusivity for our products and transactions such as product acquisitions and dispositions may also, from time to time, impact our period over period net sales. We use IMS estimates of filled prescriptions for our products as a proxy for market demand in the United States. Although these estimates provide a broad indication of market trends for our products in the United States, the relationship between IMS estimates of filled prescriptions and actual unit sales can vary, and as a result, such estimates may not always be an accurate predictor of our unit sales. When our unit sales to our direct customers in any period exceed market demand for our products by end-users (as measured by estimates of filled prescriptions or its equivalent in units), our sales in excess of demand must be absorbed before our direct customers begin to order again, thus potentially reducing our expected future unit sales. Conversely, when market demand by end-users of our products exceeds unit sales to our direct customers in any period, our expected future unit sales to our direct customers may increase. We refer to the estimated amount of inventory held by our direct customers and pharmacies and other organizations that purchase our product from our direct customers, which is generally measured by the estimated number of days of end-user demand on hand, as “pipeline inventory.” Pipeline inventories expand and contract in the normal course of business. As a result, our unit sales to our direct customers in any period may exceed or be less than actual market demand for our products by end-users (as measured by estimates of filled prescriptions). When comparing reported product sales between periods, it is important to not only consider market demand by end-users, but also to consider whether estimated pipeline inventories increased or decreased during each period.

Investor Conference Call

We are hosting a conference call open to all interested parties on Friday, February 22, 2013 beginning at 8:00 AM ET. The number to call within the United States and Canada is (877) 354-4056. Participants outside the United States and Canada should call (678) 809-1043. A replay of the conference call will be available for two weeks following the call and can be accessed by dialing (800) 585-8367 from within the United States and Canada or (404) 537-3406 from outside the United States and Canada. The passcode for the replay is 93788873.

The Company

Warner Chilcott is a leading specialty pharmaceutical company currently focused on the women’s healthcare, gastroenterology, urology and dermatology segments of the branded pharmaceuticals market, primarily in North America. We are a fully integrated company with internal resources dedicated to the development, manufacture and promotion of our products. WCRX-F

Forward Looking Statements

This press release contains forward-looking statements, including statements concerning our industry, our operations, our anticipated financial performance and financial condition and our business plans, growth strategy and product development efforts. These statements constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The words “may,” “might,” “will,” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “believe” and other similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties. The following represent some, but not necessarily all, of the factors that could cause actual results to differ from historical results or those anticipated or predicted by our forward-looking statements: our substantial indebtedness, including increases in the LIBOR rates on our variable-rate indebtedness above the applicable floor amounts; competitive factors and market conditions in the industry in which we operate, including the approval and introduction of generic or branded products that compete with our products; our ability to protect our intellectual property; a delay in qualifying any of our manufacturing facilities that produce our products, production or regulatory problems with either our own manufacturing facilities or those of third party manufacturers, packagers or API suppliers upon whom we may rely for some of our products or other disruptions within our supply chain; pricing pressures from reimbursement policies of private managed care organizations and other third party payors, government sponsored health systems and regulatory reforms, and the continued consolidation of the distribution network through which we sell our products; changes in tax laws or interpretations that could increase our consolidated tax liabilities; government regulation, including U.S. and foreign health care reform, affecting the development, manufacture, marketing and sale of pharmaceutical products, including our ability and the ability of companies with whom we do business to obtain necessary regulatory approvals; adverse outcomes in our outstanding litigation, regulatory or arbitration matters or an increase in the number of such matters to which we are subject; the loss of key senior management or scientific staff; our ability to manage the growth of our business by successfully identifying, developing, acquiring or licensing new products at favorable prices and marketing such new products; our ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of our existing products; and the other risks identified in our periodic filings including our Annual Report on Form 10-K for the year ended December 31, 2012, and from time-to-time in our other investor communications.

We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in our forward-looking statements may not occur. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.

Reconciliations to GAAP Net Income

CNI and Adjusted CNI

To supplement our condensed consolidated financial statements presented in accordance with GAAP, we provide a summary to show the computation of CNI and adjusted CNI. CNI is defined as our GAAP net income adjusted for the after-tax effects of two non-cash items: amortization (including impairments, if any) of intangible assets and amortization (including write-offs, if any) of deferred loan costs related to our debt. Adjusted CNI represents CNI as further adjusted to exclude the impact, on an after-tax basis (as applicable), of the Western European restructuring, the repurposing of our Manati facility, a litigation-related charge, a gain relating to the reversal of a liability for contingent milestone payments and the income tax benefits related to the reversal of reserves associated with our entry into the APAs. We did not recognize a tax benefit as a result of the repurposing of the Manati facility. We believe that the presentation of CNI and adjusted CNI provides useful information to both management and investors concerning the approximate impact of the above items. We also believe that considering the effect of these items allows management and investors to better compare our financial performance from period-to-period, and to better compare our financial performance with that of our competitors. The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with GAAP.

Adjusted EBITDA

To supplement our condensed consolidated financial statements presented in accordance with GAAP, we provide a summary to show the computation of Adjusted EBITDA taking into account certain charges that were taken during the quarters and years ended December 31, 2012 and 2011. The computation of Adjusted EBITDA is based on the definition of Adjusted EBITDA contained in our senior secured credit facilities.

Company Contact:	Rochelle Fuhrmann Investor Relations 973-442-3281 rfuhrmann@wcrx.com

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions of U.S. dollars, except per share amounts)

(Unaudited)

	Quarter Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
REVENUE
Net sales	$596	$623	$2,475	$2,637
Other revenue	16	23	66	91

Total revenue	612	646	2,541	2,728

COSTS, EXPENSES AND OTHER
Cost of sales (excludes amortization and impairment of intangible assets)	90	76	311	356
Selling, general and administrative	191	207	745	924
Restructuring (income) /costs	(3)	—	47	104
Research and development	30	26	103	108
Amortization of intangible assets	122	153	498	596
Impairment of intangible assets	—	—	106	—
Interest expense, net	57	57	236	340

INCOME BEFORE TAXES	125	127	495	300
Provision for income taxes	1	37	92	129

NET INCOME	$124	$90	$403	$171

Earnings per share:
Basic	$0.50	$0.36	$1.62	$0.68

Diluted	$0.49	$0.36	$1.61	$0.67

Dividends per share	$0.25	$—	$4.25	$—

RECONCILIATIONS:
GAAP Net income	$124	$90	$403	$171
+ Amortization and impairment of intangible assets, net of tax	115	146	575	568
+ Amortization and write-off of deferred loan costs, net of tax	3	4	32	104

CASH NET INCOME	$242	$240	$1,010	$843

Non-recurring, one-time charges included above:
+ Western European restructuring (income) / costs, net of tax	(2)	—	40	100
+ Charges relating to the Manati repurposing, net of tax	—	—	—	31
+ Litigation-related charge, net of tax	—	—	6	—
+ Income tax benefits related to the APAs	(12)	—	(12)	—
+ Gain on reversal of a liability for contingent milestone payments, net of tax	—	—	(20)	—

ADJUSTED CASH NET INCOME	$228	$240	$1,024	$974

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions of U.S. dollars)

(Unaudited)

	As of	As of
	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$474	$616
Accounts receivable, net	195	266
Inventories, net	113	119
Prepaid expenses and other current assets	244	250

Total current assets	1,026	1,251

Other assets:
Property, plant and equipment, net	216	215
Intangible assets, net	1,817	2,420
Goodwill	1,029	1,029
Other non-current assets	130	115

TOTAL ASSETS	$4,218	$5,030

LIABILITIES
Current liabilities:
Accounts payable	$29	$45
Accrued expenses and other current liabilities	686	864
Current portion of long-term debt	179	185

Total current liabilities	894	1,094

Other liabilities:
Long-term debt, excluding current portion	3,796	3,678
Other non-current liabilities	128	189

Total liabilities	4,818	4,961

SHAREHOLDERS’ (DEFICIT) / EQUITY	(600)	69

TOTAL LIABILITIES AND SHAREHOLDERS’ (DEFICIT) / EQUITY	$4,218	$5,030

WARNER CHILCOTT PUBLIC LIMITED COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$124	$90	$403	$171
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	15	10	42	39
Write-down of property, plant and equipment — Manati	—	—	—	23
Amortization of intangible assets	122	153	498	596
Impairment of intangible assets	—	—	106	—
Non-cash gain relating to the reversal of the liability for contingent milestone payments	—	—	(20)	—
Amortization and write-off of deferred loan costs	4	5	36	110
Stock-based compensation expense	7	3	24	22
Changes in assets and liabilities:
Decrease in accounts receivable, prepaid expenses and other current assets	140	38	102	93
Decrease / (increase) in inventories	11	(15)	7	(11)
Increase / (decrease) in accounts payable, accrued expenses and other current liabilities	7	77	(172)	91
(Decrease) / increase in income taxes and other, net	(81)	33	(129)	43

Net cash provided by operating activities	$349	$394	$897	$1,177

CASH FLOWS FROM INVESTING ACTIVITIES
Capital expenditures	(40)	(11)	(63)	(46)

Net cash (used in) investing activities	$(40)	$(11)	$(63)	$(46)

CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends paid	(97)	—	(1,052)	—
Term borrowings under Senior Secured Credit Facilities	—	—	600	3,000
Payments for loan costs, including refinancing premium	—	—	(15)	(51)
Term repayments under Prior Senior Secured Credit Facilities	—	—	—	(3,419)
Term repayments under Senior Secured Credit Facilities	(43)	(28)	(487)	(396)
Redemption of ordinary shares	—	(56)	(32)	(56)
Proceeds from the exercise of non-qualified options to purchase ordinary shares	—	—	8	5
Other	—	3	—	3

Net cash (used in) financing activities	$(140)	$(81)	$(978)	$(914)

Effect of exchange rates on cash and cash equivalents	1	(2)	2	(2)

Net increase / (decrease) in cash and cash equivalents	170	300	(142)	215
Cash and cash equivalents, beginning of period	304	316	616	401

Cash and cash equivalents, end of period	$474	$616	$474	$616

WARNER CHILCOTT PUBLIC LIMITED COMPANY

Reconciliation of Net Income to Adjusted EBITDA

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
RECONCILIATION TO ADJUSTED EBITDA:
Net income - GAAP	$124	$90	$403	$171
+ Interest expense, as defined	57	57	236	340
+ Provision for income taxes	1	37	92	129
+ Non-cash stock-based compensation expense	7	3	24	22
+ Depreciation	15	10	42	39
+ Amortization of intangible assets	122	153	498	596
+ Impairment of intangible assets	—	—	106	—
+ R&D milestone expense	—	—	2	—
+ Non-cash gain relating to the reversal of a liability for contingent milestone payments	—	—	(20)	—
+ Restructuring (income) / costs	(3)	—	47	104
+ Write-down of property, plant and equipment	—	—	—	23
+ Other permitted add-backs	6	4	12	18

Adjusted EBITDA of WC plc, as defined	$329	$354	$1,442	$1,442

+ Expenses of WC plc and other	(4)	7	8	9

Adjusted EBITDA of Warner Chilcott Holdings Company III, Limited, as defined	$325	$361	$1,450	$1,451

Note: Warner Chilcott Holdings Company III, Limited and certain of its subsidiaries are parties to our senior secured credit facilities. Warner Chilcott plc is not a party to this agreement. Certain expenses included in Warner Chilcott plc’s consolidated operating results are not deducted in arriving at Adjusted EBITDA for Warner Chilcott Holdings Company III, Limited and its subsidiaries.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

REVENUE BY PRODUCT

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended		Year Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Women’s Healthcare:
Osteoporosis
ACTONEL(1)	$104	$180	$519	$771
ATELVIA	21	13	72	33

Total Osteoporosis	125	193	591	804

Oral Contraceptives
LOESTRIN 24 FE	89	71	389	396
LO LOESTRIN FE	42	21	137	63
Other Oral Contraceptives	5	5	18	20

Total Oral Contraceptives	136	97	544	479

Hormone Therapy
ESTRACE Cream	51	42	194	157
Other Hormone Therapy	10	11	42	45

Total Hormone Therapy	61	53	236	202

Other women’s healthcare products	14	14	55	64

Total Women’s Healthcare	336	357	1,426	1,549

Gastroenterology:
ASACOL	204	178	793	743

Urology:
ENABLEX	40	41	170	171

Dermatology:
DORYX	19	46	92	173

Other:
Other products net sales	4	17	36	61
Contract manufacturing product sales	6	2	14	17
Other revenue(2)	3	5	10	14

Total Revenue	$612	$646	$2,541	$2,728

(1)	Includes “other revenue” of $13 million and $18 million for the quarters ended December 31, 2012 and 2011, respectively, and $56 million and $77 million for the years ended December 31, 2012 and 2011, respectively, as reported in our condensed consolidated statement of operations resulting from the collaboration agreement with Sanofi-Aventis U.S. LLC.
(2)	Excludes “other revenue” of $13 million and $18 million for the quarters ended December 31, 2012 and 2011, respectively, and $56 million and $77 million for the years ended December 31, 2012 and 2011, respectively, as reported in our condensed consolidated statement of operations resulting from the collaboration agreement with Sanofi-Aventis U.S. LLC.

WARNER CHILCOTT PUBLIC LIMITED COMPANY

SUMMARY OF SG&A EXPENSE

(In millions of U.S. dollars)

(Unaudited)

	Quarter Ended	Quarter Ended
	December 31, 2012	December 31, 2011
A&P	$21	$31
Selling and Distribution	94	121
G&A	76	55

Total SG&A	$191	$207

	Year Ended	Year Ended
	December 31, 2012	December 31, 2011
A&P	$90	$149
Selling and Distribution	404	513
G&A	251	262

Total SG&A	$745	$924